Exhibit 99.(e)(1)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of this 1st day of October 2010 between the Turner Funds (the “Trust”), a Massachusetts business trust, and Foreside Fund Services, LLC (the “Distributor”), a Delaware limited liability company.

WHEREAS, the Trust is registered as an investment company with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and its shares are registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 (the “1934 Act”), as amended;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Trust and Distributor hereby agree as follows:

ARTICLE 1.  Sale of Shares; Services.  The Trust grants to the Distributor the exclusive right to sell units (the “Shares”) of the portfolios (the “Portfolios”) of the Trust at the net asset value per Share, plus any applicable sales charges in accordance with the current prospectus, as agent and on behalf of the Trust, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states (“Blue Sky Laws”).  Without limiting the foregoing, the Distributor shall perform or supervise the performance by others of the distribution and marketing services set forth in Schedule A.

ARTICLE 2.  Distribution of Shares.  In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts in connection with the distribution of Shares of the Trust; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers.  The provisions of this paragraph do not obligate the Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or obligate the Distributor to sell any particular number of Shares.

ARTICLE 3.  Authorized Representations.  The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the current registration statements (“Registration Statements”) and Prospectuses of the Trust filed with the SEC or contained in Shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use.  As used in this Agreement, the term “Prospectus” shall mean all current prospectuses including any “Summary Prospectus” as such term is defined in Rule 431 under the 1933 Act, and the statements of additional information, as amended or supplemented, relating to the Trust.  The Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations.

ARTICLE 4.  Registration of Shares.  The Trust agrees that it will take all action necessary to register Shares under the federal and state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated and to pay all fees associated with said registration.  The Trust shall make available to the Distributor such number of copies of its Prospectus as the Distributor may reasonably request.  The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Trust.

ARTICLE 5.  Representations, Warranties and Covenants of the Trust.

(a)           The Trust hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)           it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as an open-end management investment company under the 1940 Act;

(2)           this Agreement has been duly authorized, executed and delivered by the Trust and, when executed and delivered, will constitute a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)           it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)           the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(5)           the Registration Statement and Prospectus included therein have been prepared in material conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

(6)           the Registration Statement and Prospectus and any advertising materials and sales literature prepared by the Trust or its agent do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects; and

(7)           The Trust owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual

Property”) necessary for or used in the conduct of the Trust’s business and for the offer, issuance, distribution and sale of the Shares in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not, and will not, knowingly breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

(b)           The Trust agrees to notify the Distributor promptly in writing:

(1)           of any material correspondence or other communication or actions taken by the SEC or its staff relating to the Funds, including requests by the SEC for amendments to the Registration Statement or Prospectus (not including routine comments on post- effective amendments to its Registration Statements);

(2)           in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(3)           of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(4)           in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

(5)           of the commencement of any litigation or proceedings against the Trust or any of its officers or Trustees, that the Trust knows of, or reasonably should know of, in connection with, and that could be reasonably expected to have a material adverse effect on, the issue and sale of any of the Shares.

(c)           The Trust shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including state Blue Sky Laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information.

(d)           The Trust agrees to file from time to time such amendments or supplements to its Registration Statement and/or Prospectus as maybe necessary in order that its Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)           The Trust shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares.  The Trust shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor promptly.  The Trust represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.

(f)            The Trust shall provide, and cause each other agent or service provider to the Trust, including the Trust’s transfer agent and Turner Investment Partners, Inc. and Turner Investment Management, LLC, the Trust’s investment advisers (collectively, the “Adviser”), to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

(g)           The Trust shall not file any amendment to the Registration Statement or Prospectus that materially amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

ARTICLE 6.  Representations, Warranties and Covenants of the Distributor.

(a)           The Distributor hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)           it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)           this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)           it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)           it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA.  It will promptly notify the Trust if any regulatory actions are instituted against it by the SEC, any state or FINRA that could reasonably be expected to have a material adverse effect on its performance of its duties under this Agreement, or if its membership in FINRA or registration in any state is terminated or suspended.  It is registered pursuant to the Blue Sky Laws of all states and territories of the United States to the extent necessary to permit it to offer Shares in such states and territories.

(b)           In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

(c)           The Distributor shall promptly notify the Trust of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors that could be reasonably expected to have a material adverse effect on the issue and sale of any of the Shares by it.

ARTICLE 7.  Compensation.  As compensation for providing the services under this Agreement:

(a)           The Distributor shall receive from the Trust:

(1)           all distribution and service fees, as applicable, at the rate and under the terms and conditions set forth in each distribution and/or shareholder services plan applicable to the appropriate class of shares of each Portfolio, as such plans may be amended from time to time, and subject to any further limitations on such fees as the Board of Trustees of the Trust may impose;

(2)           all front-end sales charges, if any, on purchases of Shares of each Portfolio sold subject to such charges as described in the Trust’s Registration Statement and Prospectus, as amended from time to time.  The Distributor, or brokers, dealers and other financial institutions and intermediaries that have entered into sub-distribution agreements with the Distributor, may collect the gross proceeds derived from the sale of such Shares, remit the net asset value thereof to the Trust upon receipt of the proceeds and retain the applicable sales charge; and

(3)           all contingent deferred sales charges (“CDSC”) applied on redemptions of Shares subject to such charges on the terms and subject to such waivers as are described in the Trust’s Registration Statement and Prospectus or as otherwise required pursuant to applicable law.

(b)           The Distributor shall re-allow any or all of the distribution or service fees, front-end sales charges and contingent deferred sales charges which it is paid by the Trust to such brokers, dealers and other financial institutions and intermediaries as provided for in the Registration Statement, including the current Prospectus.  The Distributor shall not be obligated to make any payments to any broker-dealers, other financial intermediaries or other third parties, unless (i) the Distributor has received a corresponding payment from the applicable plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act or from reallowances of sales loads as described in the Prospectus and (ii) such corresponding payment has been approved by the Trust’s Board.

(c)           The Distributor may receive compensation from the Adviser related to its services hereunder or for additional services all as may be agreed to between the Adviser and the Distributor.

ARTICLE 8.  Indemnification of Distributor.  The Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising out of or relating to (i) the Distributor serving as distributor of the Trust pursuant to this Agreement; (ii) the Trust’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Trust’s failure to comply with any applicable securities laws or regulations; or (iv) any claim that the Registration Statement, Prospectus, Shareholder reports, sales literature and advertising materials or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.  However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statements or omissions were made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor.

In no case (i) is the indemnity of the Trust to be deemed to protect the Distributor against any liability to the Trust or its Shareholders to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable to the Distributor under the indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of service on any designated agent).  However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld.  In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them.  If the Trust does not elect to assume the defense of a suit, or in case the Distributor does not approve of counsel chosen by the Trust which approval shall not be unreasonably withheld, or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Trust and the indemnified defendants, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of its Shares.

ARTICLE 9.  Indemnification of Trust.  The Distributor covenants and agrees that it will indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) based upon the 1933 Act or any other statute or common law and arising out of or based upon (i) the Distributor’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply with any applicable securities laws or regulations; or (iii) any claim that the Registration Statement, Prospectus, Shareholder reports, sales literature and advertising materials or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required therein to be stated or necessary in order to make the statements therein not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Trust by or on behalf of the Distributor.

In no case (i) is the indemnity of the Distributor in favor of the Trust or any other person indemnified to be deemed to protect the Trust or any other person against any liability to which the Trust or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or upon any person (or after the Trust or such person shall have received notice of service on any designated agent).  However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld.  In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them.  If the Distributor does not elect to assume the defense of any suit, or in case the Trust does not approve of counsel chosen by the Distributor, which approval shall not be unreasonably withheld, or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Distributor and the indemnified defendants, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it or any of its officers in connection with the issue and sale of any of the Trusts’ Shares.

ARTICLE 10.  Consequential Damages.  In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.

ARTICLE 11.  Anti-Money Laundering Compliance.

(a)           Each of Distributor and Trust acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering.  Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

(b)           The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any broker-dealer or other financial intermediary that is authorized to effect transactions in Shares of the Funds.

(c)           Each of Distributor and Trust agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).  Distributor undertakes that it will grant to the Trust, the Trust’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder.  It is expressly understood and agreed that the Trust and the Trust’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients or services of Distributor.

ARTICLE 12.  Privacy.  In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Trust regarding any Shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor.  The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Trust.

The Trust represents to the Distributor that it has adopted a statement of its privacy policies and practices as required by SEC Regulation S-P and agrees to provide to the Distributor a copy of that statement annually.  The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

ARTICLE 13.  Confidentiality.  During the term of this Agreement, the Distributor and the Trust may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients.  As used in this Agreement, “Confidential Information” means information belonging to the

Distributor or the Trust which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement.  Confidential Information does not include: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its obligations hereunder.  Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

ARTICLE 14.  Effective Date.  This Agreement shall be effective upon its execution, and, unless terminated as provided, shall continue in force for two years from the date hereof and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or the Trust’s distribution plan or interested persons of any such party (“Qualified Trustees”), cast in person at a meeting called for the purpose of voting on the approval.  This Agreement shall automatically terminate in the event of its assignment.  As used in this paragraph the terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act.  In addition, this Agreement may at any time be terminated without penalty by the Distributor, by a vote of a majority of Qualified Trustees or by vote of a majority of the outstanding voting securities of the Trust upon not less than sixty days prior written notice to the other party.

ARTICLE 15.  Notices.  Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at 1205 Westlakes Dr., Suite 100, Berwyn, Pennsylvania 19312 Attn: Brian McNally, and if to the Distributor, at Three Canal Plaza, Suite 100, Portland, Maine 04101 Attn: Legal/Compliance.

ARTICLE 16.  Limitation of Liability.  A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

ARTICLE 17.  Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof.  This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

ARTICLE 18.  Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

ARTICLE 19.  Multiple Originals.  This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

ARTICLE 20.  Severability.  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

IN WITNESS WHEREOF, the Trust and Distributor have each duly executed this Agreement, as of the day and year above written.

TURNER FUNDS		FORESIDE FUND SERVICES, LLC

By:	/s/ Brian F. McNally	By:	Richard J. Berthy
	Name: Brian F. McNally		Name: Richard J. Berthy
	Title: VP, Secretary & CCO		Title: Vice President

SCHEDULE A

FINRA Review

•              Review and approve all fund marketing materials for compliance with SEC & FINRA advertising rules

•              Conduct FINRA filing of materials

•              Respond to FINRA comments on marketing materials, as necessary

•              Provide the Trust with copy of Foreside’s Sales Materials and Compliance Manual

•              Provide access to the Distributor’s proprietary web portal system for review of sales literature and advertising materials

NSCC Membership

•              Maintain membership with the NSCC and any other similar successor organization to sponsor a participant number for the Trust so as to enable the Shares to be traded through FundSERV.  The Distributor shall not be responsible for any operational matters associated with FundSERV or Networking transactions

12b-1 Reports

•              The Distributor shall prepare quarterly reports for the Board regarding its activities under this Agreement and at such other times as shall be reasonably requested by the Board, including quarterly reports regarding the use of 12b-1 payments received by the Distributor, if any.

Contract Management

•              Enter into agreements with such qualified broker/dealers and other financial intermediaries as it or the Adviser may select, in order that such broker-dealers and other intermediaries also may sell Shares

Call Handling

•              Provide personnel to respond to certain telephone inquiries regarding the Funds